UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 17, 2009

Date of Report

(Date of earliest event reported)

THE RYLAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08029	52-0849948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24025 Park Sorrento, Suite 400, Calabasas, California 91302

           (Address of Principal Executive Offices)                    (ZIP Code)

Registrant’s telephone number, including area code: (818) 223-7500

                                        Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e)         Compensatory Arrangements of Certain Officers

The Ryland Group, Inc. entered into a CEO Severance Agreement dated as of December 17, 2009 with Larry T. Nicholson, Ryland’s President and Chief Executive Officer.  This Agreement sets forth the terms and conditions that are applicable if Mr. Nicholson’s employment is terminated in the future as a result of his death or disability, a voluntary termination by Mr. Nicholson, a termination by Ryland without Cause and a termination for Cause.

Under the Agreement, in the event of a voluntary termination or a termination due to death or disability, Ryland will pay Mr. Nicholson his base salary through the effective date of termination and will pay all benefits to which Mr. Nicholson has a vested right at that time in accordance with the terms of the plan, document or agreement governing such benefits.  Additionally, in the event of a termination due to death or disability, Ryland shall pay a pro rata share of the Bonus for the year in which the termination occurs.  If Mr. Nicholson should voluntarily terminate his employment,  Mr. Nicholson is not entitled to receive a Bonus for the fiscal year in which a voluntary termination occurs.  In the event this Agreement is terminated for Cause (as defined in the Agreement), Ryland will pay Mr. Nicholson his base salary through the date of termination and Mr. Nicholson will forfeit all rights and benefits he is entitled to receive, including any right to a Bonus for the fiscal year in which the termination occurs, but excluding any benefits in which he has a vested right.

If Ryland should terminate Mr. Nicholson without Cause (as defined in the Agreement), Ryland will pay him a lump sum cash payment equal to twenty-four (24) months of his base salary as in effect prior to the date of notice of termination. Mr. Nicholson’s participation in the life, medical, long-term disability and executive medical reimbursement programs will be continued or equivalent benefits provided by Ryland for a period of two (2) years from the date of termination. Ryland also will pay to him a lump sum cash payment equal to the value of coverage under certain executive life and other benefit programs for a period equal to twenty-four (24) months. Ryland also will pay Mr. Nicholson a pro rata share of the Bonus for the year in which the termination occurs based on Mr. Nicholson’s Bonus program and the results of Ryland for that fiscal year. Ryland will also pay all benefits to which Mr. Nicholson has a vested right at the time of termination in accordance with the terms of the plans, documents or agreements governing those benefits. Mr. Nicholson will be fully vested in any unvested grants of equity, stock option or restricted stock unit awards previously received. Within thirty (30) days after the date of termination, Ryland will also pay Mr. Nicholson a lump sum cash payment for the year in which the termination occurs equal to twice the highest amount of the Bonus paid or payable in respect of the three previous fiscal years prior to the year in which termination occurs as well as an equity award equal to the highest restricted stock award granted during the three previous fiscal years prior to the year in which termination occurs.  In the event that the forgoing equity award cannot be made, Ryland will make a lump sum cash payment in an amount equal to the fair market value of such shares.

In the event of a Change of Control (as defined in the Senior Executive Severance Agreement), Mr. Nicholson has the option to have a termination of employment governed by the provisions of his Senior Executive Severance Agreement as opposed to this Agreement.

In accordance with Ryland’s Policy Regarding Stockholder Approval of Severance Agreements (the “Severance Policy”), all payments and Benefits (as such term is defined in the Severance Policy) provided in connection with a termination by Ryland without Cause are subject to and shall not exceed the Severance Benefits Limitation set forth in the Severance Policy. In the event that the aggregate present value of all payments and Benefits to be provided in the event of a termination without Cause would exceed the Benefits Threshold (as such term is defined in the Severance Policy), the payments and Benefits shall be reduced or forgone to comply with the Severance Benefits Limitation set forth in the Severance Policy.

A copy of the CEO Severance Agreement is attached to this Current Report on Form 8-K. The foregoing description of the CEO Severance Agreement does not purport to be complete and is qualified in its entirety by reference to that agreement.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit 10.1 CEO Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RYLAND GROUP, INC.

Date: December 17, 2009	By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	CEO Severance Agreement